FleetBoston Financial
Financial Highlights

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    Three Months Ended                                                           Nine Months Ended
September 30, September 30,                                                 September 30,   September 30,
  2001          2000                                                            2001          2000
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                        For the Period ($ in millions)
  $ 766       $ 969     Net Income - reported                                  $ 1,438     $ 3,016
    766         910     Net Income - operating                                   2,167       2,733
  3,470       4,211     Revenue                                                 10,174      13,606
  1,897       2,290     Total Expense                                            6,809       7,502
    325         325     Provision for Credit Losses                                955        980

                        Per Common Share
  $ .70       $ .87     Earnings per share - reported                           $ 1.29      $ 2.72
    .70         .82     Earnings per share - operating                            1.96        2.46
    .76         .93     Cash earnings per share                                   1.48        2.90
    .33         .30     Cash dividends declared                                    .99         .90
  18.09       16.60     Book value (period-end)                                  18.09       16.60

                        At Period-End ($ in billions)
$ 201.9     $ 218.4     Assets                                                 $ 201.9     $ 218.4
  127.8       136.4     Loans                                                    127.8       136.4
  126.4       125.6     Deposits                                                 126.4       125.6
   19.8        18.5     Total stockholders' equity                                19.8        18.5

                        Ratios
   1.47%       1.78%    Return on average assets                                   .91%       1.79%
  15.56       21.59     Return on common equity                                   9.88       23.04
   4.13        4.15     Net interest margin                                       4.20        4.19
   54.7        55.6     Efficiency ratio                                          57.0        57.0
    9.8         8.5     Total equity/assets (period-end)                           9.8         8.5
    7.7         6.3     Tangible common equity/assets                              7.7         6.3
    9.0         7.8     Tier 1 risk-based capital ratio                            9.0         7.8
   12.7        11.7     Total risk-based capital ratio                            12.7        11.7

                        Asset Quality ($ in millions)
$ 1,561     $ 1,222     Nonperforming assets                                   $ 1,561     $ 1,222
  2,734       2,798     Reserve for credit losses                                2,734       2,798
   1.22%        .90%    Nonperforming assets as a % of loans                      1.22%        .90%
   2.14        2.05     Reserve for credit losses to period-end loans             2.14        2.05
    179         239     Reserve for credit losses to nonperforming loans           179         239
   1.01         .93     Net charge-offs/average loans                              .94         .88
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